Buccaneer Energy Corporation
Property Sale and Joint Venture With
Platina Exploration Corporation
Oklahoma PUD location &
East Texas Acquisition and Development

Buccaneer Energy Corporation, a Delaware corporation, ("Buccaneer") proposes to enter into a joint venture with Platina Exploration Corporation, a wholly owned subsidiary of Platina Energy Group, a publicly held Nevada corporation, ("Platina") and its partners or assigns (the "funding partner").

Buccaneer agrees to sell and Platina agrees to purchase one half interest in certain developed and undeveloped properties of Buccaneer, as further described below and in Exhibit A, for total consideration of $ 199,873. Buccaneer has agreed to accept $ 60,000 in cash on or before November 16, 2007, and a recourse promissory note from Platina for $139,873, due on or before January 31, 2008, bearing interest at 6% per annum.

Buccaneer Oklahoma PUD Prospects Buccaneer has several Proved Undeveloped Prospects to be drilled. One is the Paige well, which is an offset to the Sarah #1 in Garvin County, Texas. The Sarah was drilled in August 2005. It paid out in less than three month. To date the Sarah #1 has produced 2,986 barrels and 49,969 mcf of gas. The other PUD Prospects are of similar nature. Buccaneer owns approximately 40% of each prospect, and Hoco Inc. of OKC may operate.

Initial East Texas Projects consists of the Gaywood acquisition in Rusk County Approximately $120,000 has been funded to date. The Gaywood consist of over 50 locations, of which the first seven are being cleared and placed on production.

Future Activity Buccaneer will agree to show other opportunities to Platina, whereby, if Platina elects to participate, Platina will reimburse Buccaneer for his cost to date in the acquisition pursuit and due diligence, and thereafter be equal (50/50) partners on the prorate interest purchased.

Future Operations Thereafter, Buccaneer and Platina (the "parties") will be equal partners. Buccaneer will handle the Oklahoma operations through its operating subsidiary, Buccaneer Energy L.L.C., an Oklahoma Limited Liability Corporation. Other operations will be handled by Bowie Operating Company, a newly formed Texas operator. All operations will be at cost, plus normal Model 610 Operating Agreement COPUS drilling, completion and operating overhead reimbursement fees.

If this letter reflects you understanding of our discussions, please countersign in the space provided.

Agreed to this 31st day of October, 2007

By, [signature]
Chip Langston
President of Buccaneer Energy Corporation

Agreed to this 31st day of October, 2007

By, Blair J Merriam
Blair Merriam
President of Platina Energy Group

Exhibit A
Schedule of Properties, Cost and Purchase Price

Buccaneer PUD Oklahoma Locations & Gaywood Acquisition and Development	Gross		Net
Bishop # 1	42,750		21,375
Robertson #1	43,750		21,875
Paige	40,000		20,000
Johnson	42,745		21,373
O'Daniel	65,250		32,625
Petrowarrior # 1	45,250		22,625
Total Oklahoma PUD Locations	$ 279,745	$	139,873
Investment to date in the Gaywood Prospect	$ 120.000	$	60,000
GRAND TOTAL	$ 399,746	$	199,873